Exhibit 99.1

News Release

May 9, 2011	CONTACTS:

Media:
Gary Chapman, tel: +1 281 719 4324

Investor Relations:
Kurt Ogden, tel: +1 801 584 5959

Huntsman Corporation Announces Appointment of New Independent Board Member

The Woodlands, Texas — Huntsman Corporation (NYSE: HUN) today announced the appointment of Mary C. Beckerle, Ph.D. as a new independent director to its Board of Directors effective May 5, 2011.

Dr. Beckerle, age 56, serves as chief executive officer and director of the Huntsman Cancer Institute located at the University of Utah (HCI). Dr. Beckerle is an internationally recognized scientist who has served on the Advisory Committee of the National Institute of Health.  She also served as President of the American Society for Cell Biology.  Dr. Beckerle was the recipient of the prestigious Guggenheim fellowship and is considered by her peers as an international leader in scientific research by serving on the Howard Hughes Medical Institute Board and the National Center for Biological Sciences in India.

Commenting on the appointment, Jon M. Huntsman, Executive Chairman of the Board of Directors of Huntsman Corporation said, “Dr. Beckerle is one of the world’s pre-eminent scientists and executives.  As a Board member, she will contribute her talents in many of our areas of research and technology.  We are truly honored to elect her as a Director of Huntsman Corporation. “

Dr. Beckerle was appointed to fill the vacancy created by the departure of Marsha J. Evans from the Board and will serve as a Class I director for a term that expires at the Company’s 2014 Annual Meeting of Stockholders. The Huntsman Board now comprises nine directors, six of whom are independent directors.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging.  Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has approximately 12,000 employees and operates from multiple locations worldwide.  The Company had 2010 revenues of over $9 billion.  For more information about Huntsman, please visit the Company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

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